Exhibit 10.12

Fund Facility Contract

The number of this RMB Fund Facility Contract is (2009) Jian Ping Song Dai Zi No. 5.

Category of facility: Industrial Enterprise Working Capital Facility

Article 12 Information about the Parties

Borrower (Party A): Fujian Yada Group Co., Ltd.
Address: Shuinan Gongye Road, Songxi County
Post Code: 353500
Legal Representative (Person-in-charge): Zhan Youdai
Fax: 2332598
Tel: 2325688

Lender (Party B): China Construction Bank Corporation Limited Songxi Sub-branch
Address: 121 Jiefang Street, Songyuan Town, Songxi County
Post Code: 353500
Person-in-charge: Ou Wenbin
Fax: 0599-2322644
Tel: 0599-2322670

Article 13 Stipulations on Article 1
Party A borrows a loan of RMB (in words) EIGHT MILLION YUAN ONLY from Party B.

Article 14 Stipulations on Article 2
Party A shall utilize the loan for purpose of capital turnover for production and operation, and may not change the purpose of loan without the written consent of Party B.

Article 15 Stipulations on Article 3
Loan period as specified herein shall be twelve months, from November 12, 2009 to November 12, 2010.
In case of discrepancies between the commencement date of loan period hereunder and the loan redeposit voucher (loan receipt, the same below), the actual release date as recorded on the loan redeposit voucher at the time of the first release, and maturity date of the loan as specified in Paragraph 1 of this Article shall be adjusted accordingly.
Loan redeposit voucher shall be a part of this Contract, and have equal effect in law as this Contract.

Article 16 Stipulations on Article 4.1
Lending rate under this Contract shall be the annual interest rate, as the second item as follows:

(1)	Fixed interest rate, left blank %, and such interest rate shall keep unchangeable within the loan period;
(2)	Fixed interest rate, 10% above (inserting “above” or “down”) the benchmark interest rate as of the value date, and such interest rate shall keep unchangeable within the loan period;
(3)
Floating interest rate, left blank% left blank (inserting “above” or “down”) the benchmark interest rate as of the value date, and from the value date to the date of full discharge of the principal and interests hereunder, adjustment shall be made once left blank months at the benchmark interest rate as of the date of interest rate adjustment and the foregoing above/down ratio. Date of interest rate adjustment shall be the corresponding date of the value date in the adjustment month, if there is no date corresponding to the value date, the last date of the current month shall be the date of interest rate adjustment.

Article 17 Stipulations on Article 4.2
17.1 In case Party A utilizes the loan for purpose other than agreed in the Contract, penalty interest rate shall be the interest rate plus 100%. in case of adjustment of the interest rate pursuant to Item 3 of Paragraph 1 of this Article, penalty interest rate shall be adjusted accordingly according to the adjusted interest rate and the foregoing floating-up extent.
17.2 Penalty interest rate in case of overdue loan under this Contract shall be the interest rate plus 50%, in case of adjustment of the interest rate pursuant to Item 3 of Paragraph 1 of this Article, penalty interest rate shall be adjusted accordingly according to the adjusted interest rate and the foregoing floating-up extent.
17.3 In case of overdue loan and misappropriated loan at the same time, penalty interests and compound interests shall be calculated and charged according to the severe circumstances.

Article 18 Stipulations on Article 4.5.2
Interests on the loan hereunder shall be settled by the following first method:
(1)	Interests shall be settled monthly on the 20th day of each month;
(2)	Interests shall be settled quarterly on the 20th day of the last month of each quarter;
(3)	Other methods left blank.

Article 19 Stipulations on Article 5.1
Unless Party B wholly or partially waives its rights, Party B shall give out a loan only after the following preconditions are satisfied continuously:
(1)	Party A has properly handled the approvals, registration, delivery, insurance and other legal procedures in connection with the loan hereunder;
(2)	Where guarantee is established under this Contract, the guarantee that meets the requirements of Party B has become effective and will be effective continuously;
(3)	Party A has opened an account for withdrawal and repayment as required by Party B;
(4)	Party A does not breach the contract or commit any activities specified herein which may adversely impact Party B’s creditor’s rights;

(5)	No laws and regulations, rules or competent authorities forbid or restrict Party B to grant the loan under this Contract to Party A;
(6)	Other conditions.

Left blank.

Article 20 Stipulations on Article 5.2
Plan for utilization:
Left blank

Article 21 Stipulations on Article 6.3
Plan for repayment:
Left blank

Article 22 Stipulations on Article 6.5.2
Where Party B allows Party A to prepay the principle, it shall have the right to charge Party A a prepayment penalty, which shall be determined according to the following first standard:
(1)
Amount of penalty = amount of prepaid principal x number of months remaining in the term as of the date of prepayment x 0.5‰, if the remaining time is less than one month, calculation shall be made according to one month;

(2)	Left blank.

Where Party A makes repayment in installments, such as prepaying partial loan principal, repayment shall be made in the reverse order of the repayment plan. After such prepayment, the outstanding loan shall still be subject to the interest rate as specified herein.

Article 23 Stipulations on Article 9.4.3
In case Party A fails to utilizes the loan as specified herein, Party B may require Party A to pay liquidated damages equal to 0.05% of the amounts which fail to be utilized as specified, and forbids Party A to use the unwithdrawn amount under this Contract.

Article 24 Settlement of Disputes

Any and all disputes arising in the performance of the Contract shall be settled through negotiation. In case that no settlement can be reached through negotiation, the disputes shall be settled by the first method as follows.

(1)	Submitting lawsuit to the People’s Court which has jurisdiction over Party B’s domicile.
(2)
Submitting to (left blank) Arbitration Commission (place of arbitration: (left blank) ) for arbitration in accordance with the arbitration rules of the Arbitration Commission in force at the time of application. The arbitration award shall be final, and binding upon both parties.

 During the legal proceedings or arbitration, other terms and conditions of the Contract not involving the disputes shall be performed continually.

Article 25 This Contract is made out in five copies.

Article 26 Miscellaneous

For and on behalf of Party A (Common Seal): Fujian Yada Group Co., Ltd. Legal Representative (Person-in-charge) or Authorized Representative (Signature): Zhan Youdai November 12, 2009
For and on behalf of Party B (Common Seal):
  China Construction Bank Corporation Limited
Songxi Sub-branch

Legal Representative (Person-in-charge)
or Authorized Representative (Signature):
                  Guo Rongbiao

November 12, 2009